Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Director of Investor Relations	Matthew C. Tramel, Director, Media Relations
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

INLAND REAL ESTATE CORPORATION PAYS FEBRUARY AND

DECLARES MARCH CASH DISTRIBUTION TO COMMON STOCKHOLDERS

OAK BROOK, Ill. (February 17, 2009) – Inland Real Estate Corporation (NYSE: IRC) announced that today it paid a cash distribution of $0.08167 per share on the outstanding shares of its common stock to common stockholders of record at the close of business on February 2, 2009.  The aggregate cash distribution paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up.  The Company had 66,584,709 shares of common stock outstanding as of February 2, 2009.  The Company currently pays an annual cash distribution of $0.98 per share, disbursing equal portions of $0.08167 per share to stockholders on a monthly basis.

In addition, the Company has declared a cash distribution of $0.08167 per share on the outstanding shares of its common stock, payable on March 17, 2009 to common stockholders of record at the close of business on March 2, 2009.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that as of the end year 2008 owned interests in 144 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States. To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Paying Agent:  Registrar and Transfer Company, (800) 368-5948